UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GATX CORPORATION 222 WEST ADAMS STREET CHICAGO, IL 60606 (312) 621-6200

March 15, 2013

Dear GATX Shareholder:

You are invited to attend our 2013 Annual Meeting of Shareholders on Friday, April 26, 2013, at 9:00 a.m., central time, at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois. You can find a map showing the location of the meeting at the end of the attached Proxy Statement. Registration will begin at 8:30 a.m. and refreshments will be served.

The Proxy Statement describes the business to be conducted at the meeting and contains other information concerning GATX that you should be aware of when you vote your shares. The principal business of the meeting will be to (i) elect directors, (ii) ratify the appointment of our independent registered public accounting firm for the current year and (iii) adopt a shareholder advisory resolution to approve our executive compensation. We also plan to report on GATX’s results and current outlook.

Whether or not you plan to attend in person, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by Internet, by telephone or by signing, dating and returning your Proxy Card in the enclosed envelope. On behalf of our Board of Directors and management, I would like to thank you for your continued interest in GATX Corporation. We hope you will be able to attend the meeting and look forward to seeing you there.

Very truly yours,

Chairman of the Board,

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 26, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, the Annual Report to Shareholders for the year ended December 31, 2012, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available at: www.envisionreports.com/GMT.

GATX CORPORATION 222 WEST ADAMS STREET CHICAGO, IL 60606 (312) 621-6200

Notice of Annual Meeting of Shareholders

To all GATX Shareholders:

The 2013 Annual Meeting of the Shareholders of GATX Corporation (the “Company”) will be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois, on Friday, April 26, 2013, at 9:00 a.m., central time, for the following purposes:

1. To elect the nine directors named in the attached Proxy Statement to serve until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

The Board of Directors recommends that you vote FOR each of the director nominees.

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for GATX Corporation for 2013.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

3. To adopt an advisory resolution to approve the Company’s executive compensation.

The Board of Directors recommends that you vote FOR adoption of the advisory resolution on the Company’s executive compensation.

4. To transact such other business as may properly come before the meeting.

Holders of the Company’s common stock and both series of $2.50 cumulative convertible preferred stock of record at the close of business on March 1, 2013, will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting in person, please vote, sign, date and promptly return the enclosed proxy. Alternatively, you may vote by telephone or Internet by following the instructions in the enclosed proxy. You may revoke your proxy and vote in person at the meeting if you desire to do so.

By Order of the Board of Directors,

Executive Vice President,

General Counsel and Corporate Secretary

March 15, 2013

Chicago, Illinois

GATX CORPORATION 222 WEST ADAMS STREET CHICAGO, IL 60606 (312) 621-6200

March 15, 2013

PROXY STATEMENT

INFORMATION REGARDING VOTING AT THE

2013 ANNUAL MEETING

The accompanying proxy is solicited on behalf of the Board of Directors of GATX Corporation (“GATX” or the “Company”) for use at the Annual Meeting of Shareholders to be held on Friday, April 26, 2013 (the “Annual Meeting”) in accordance with the foregoing notice. This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about March 15, 2013.

Q:	Who is entitled to vote at the Annual Meeting?

A:	All holders of record of the Company’s common stock and both series of $2.50 cumulative convertible preferred stock as of the close of business on March 1, 2013 are entitled to vote. On that day, approximately 46,935,693 shares of common stock and 15,467 shares of $2.50 cumulative convertible preferred stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

A:	Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “Voting Instruction Form” forwarded to you by that organization.

Q:	If I am a shareholder of record, how do I vote?

A:	There are four ways to vote:

•	Using the Internet. You may vote via the Internet by following the instructions on the Proxy Card.

•	By Telephone. You may vote by calling the telephone number printed on the Proxy Card.

•	By Mail. You may vote by filling out the enclosed Proxy Card and returning it in the envelope provided.

•	In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	There are four ways to vote:

•	Using the Internet. You may vote via the Internet by following the instructions on the Voting Instruction Form.

•	By Telephone. You may vote by calling the telephone number printed on the Voting Instruction Form.

•	By Mail. You may vote by filling out the Voting Instruction Form and sending it back in the envelope provided.

•

In Person.    If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy and bring the legal proxy with you to the Annual Meeting.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, the Company is asking you to give your proxy to each of the Chief Executive Officer, Chief Financial Officer and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or sign and return a Proxy Card without giving specific voting instructions, the Proxyholders will vote your shares in the following manner:

•	FOR the election of the Board’s nominees for director;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

•	FOR the adoption of the shareholder advisory resolution on the Company’s executive compensation.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten days before the Annual Meeting, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote”.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) is a matter considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal No. 2. The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 3) are considered “non-routine” matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

Q:	How are the votes counted?

A:	You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee and each other item of business. If you abstain from voting on any director nominee or item, your abstention will not have an effect on the outcome of the vote. In tabulating the voting results, only FOR and AGAINST votes are counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Q:	What constitutes a quorum?

A:	A quorum is present if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What if I submit a proxy and later change my mind?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you vote more than once via the Internet or by telephone, only your latest Internet or telephone vote submitted prior to the Annual Meeting will be counted. If you vote by mail, you may change your vote by signing and returning a new Proxy Card or Voting Instruction Form with a later date. You may also change your vote by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 222 West Adams Street, Chicago, Illinois 60606, a written notice of revocation prior to the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting and you have submitted a proxy, the Proxyholders will have the discretion to vote on those matters for you in accordance with their best judgment. However, the Company’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	Who will count the votes?

A:	Computershare Investor Services will serve as proxy tabulator and count the votes.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, each director will be elected by the vote of a majority of votes cast with respect to that director nominee by the shares entitled to vote. A majority of votes cast means that the number of votes cast for a nominee’s election exceeds the number of votes cast against such nominee’s election. Each nominee receiving more votes FOR than AGAINST his or her election will be elected. The Board’s existing policy regarding resignations by directors who fail to receive a majority vote will be applicable to any nominee who does not receive a majority of FOR votes at the Annual Meeting.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting.

Q:	What shares are covered by the Proxy Card?

A:	Shareholders Who Are Not Current or Former GATX Employees. If you are not a current or former employee of the Company, the standard Proxy Card covers all shares held by you of record.

Current or Former GATX Employees. If you are a current or former employee of the Company with shares in the GATX Stock Fund as a result of your participation in the GATX Salaried Employees Retirement Savings Plan or the GATX Hourly Employees Retirement Savings Plan (collectively, the “Retirement Plans”), you will receive a separate Proxy Card for any shares you hold in those plans (your “Plan Shares”). The Proxy Card for your Plan Shares covers all shares held by you in the GATX Retirement Plans. Subject to applicable law, the Retirement Plan trustee will vote your Plan Shares as you direct in your completed Proxy Card or your vote via the Internet or by telephone. If you do not provide direction on how to vote, the Retirement Plan trustee will vote your Plan Shares in the same proportion as those Plan Shares for which the trustee receives timely voting instructions from other shareholder participants in the Retirement Plans. To allow sufficient time for the trustee to vote your Plan Shares in accordance with your direction, your voting instructions must be received by the trustee no later than April 22, 2013. Please note that the Proxy Card covering your Plan Shares does not cover any other GATX shares held by you outside of the Retirement Plans, and you will need to provide separate voting instructions for your non-Plan Shares as described above.

Q:	Who pays the cost of this proxy solicitation?

A:	The Company pays the costs of soliciting proxies. The Company has retained Phoenix Advisory Partners to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, the Company will pay Phoenix Advisory Partners a fee of $7,500 plus expenses.

Q:	Is this Proxy Statement the only way that proxies are being solicited?

A:	No. As noted above, the Company has retained Phoenix Advisory Partners to aid in the solicitation of proxies. In addition, certain directors, officers or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personal contact.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of nine members. All nine directors are standing for election for a term of one year, to serve until the 2014 Annual Meeting of Shareholders or until their successors are elected and qualified. Other than Mr. Yovovich, all directors are standing for re-election. Mr. Yovovich was appointed to the Board in July 2012 and is standing for election by the shareholders for the first time at this Annual Meeting. He was first identified as a candidate for the Board of Directors by a third party search firm, and was appointed to the Board upon the recommendation of the Governance Committee. All of the nominees named below for election to the Board of Directors have consented to serve as directors if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board of Directors to fill the vacancy, or the size of the Board may be reduced accordingly.

Director Qualifications

The Board of Directors, upon recommendation of the Governance Committee, has determined that all candidates for election to the Board of Directors should possess and have demonstrated the following minimum criteria: (i) the highest level of personal and professional ethics, integrity and values; (ii) an inquisitive and objective perspective; (iii) broad experience at the policy-making level in business, finance, accounting, government or education; (iv) expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained; (v) broad business and social perspective and mature judgment; (vi) commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business; (vii) demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision-making process; (viii) willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member; and (ix) independence from any particular constituency and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management.

The Governance Committee and the Board evaluate each candidate in the context of the Board as a whole, with the objective of assembling a group of directors that can effectively address the challenges and risks facing the Company’s business and represent shareholder interests by using its diversity of experience to exercise sound business judgment. In applying the criteria for Board members described above, the Governance Committee and the Board consider diversity to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. In this regard, while the Board does not have a formal policy with regard to the consideration of diversity, the Board believes that its efforts to achieve diversity on the Board have been effective.

Nominees for Election to the Board of Directors

The following list sets forth the nine nominees for election as directors at the 2013 Annual Meeting. The Board of Directors recommends that you vote FOR each of the director nominees named below.

Name and Principal Occupation	Age	Director Since
Anne L. Arvia	49	2009
President and Chief Operating Officer, Nationwide Direct, Affinity & Growth Solutions
Ernst A. Häberli	64	2007
Retired; Former President, Commercial Operations International, The Gillette Company
Brian A. Kenney	53	2004
Chairman, President and Chief Executive Officer of the Company
Mark G. McGrath	66	2005
Retired; Former Director of McKinsey & Company
James B. Ream	57	2008
Senior Vice President — Operations, American Airlines
Robert J. Ritchie	68	2011
Retired; Former Chief Executive Officer, Canadian Pacific Railway Company
David S. Sutherland	63	2007
Retired; Former President and Chief Executive Officer, IPSCO Inc.
Casey J. Sylla	69	2005
Retired; Former Chairman and Chief Executive Officer, Allstate Life Insurance Company
Paul G. Yovovich	59	2012
President, Lake Capital Management

Additional Information Concerning Director Nominees

Below is additional information on the background of the nominees for election as directors, as well as each individual’s specific experience, qualifications and skills that led the GATX Board of Directors to conclude that such individuals should serve on the Board.

Anne L. Arvia was named President and Chief Operating Officer of Nationwide Direct, Affinity & Growth Solutions in August 2012. Previously, she served as President of Nationwide Retirement Plans from November 2009 to August 2012 and Chief Executive Officer of Nationwide Bank, a unit of Nationwide Mutual Insurance Company, from 2006 to November 2009. Prior to joining Nationwide, Ms. Arvia served as President and Chief Executive Officer of ShoreBank, a community development and environmental bank, from 2001 to 2006. She joined ShoreBank in 1991 as Assistant Controller and was named Chief Financial Officer in 1998. Ms. Arvia serves as the Chair of the GATX Audit Committee and also serves on the Governance Committee. She is a Certified Public Accountant, qualifies as an Audit Committee Financial Expert, and provides the Audit Committee with the benefit of her experience and her knowledge of accounting standards and financial reporting rules and regulations. In addition, Ms. Arvia’s experience in various senior management positions in the financial services sector, provides the Board with valuable expertise on investment and financial matters.

Ernst A. Häberli retired as President, Commercial Operations International, The Gillette Company in 2004, having served in that position since 2001. Mr. Häberli formerly served as President, North American Tissue Operations and Technology, Executive Vice President and Chief Financial Officer, Senior Vice President, Strategy and on the Board of Directors of Fort James Corporation. Prior to joining Gillette, Mr. Häberli served as President of Pet International and in various roles with the Phillip Morris Companies, Inc. and spent six years with the Boston Consulting Group in Europe and the United States. He served as a director of Smurfit-Stone Container Corp. from July 2010 to May 2011. Currently, Mr. Häberli is a member of the GATX Compensation and Governance Committees. With his consulting background and many years in senior management roles, Mr. Häberli brings to the Board extensive operational, financial and international business management experience.

Brian A. Kenney has served as Chairman, President and Chief Executive Officer of the Company since 2005. Previously, he served as President from 2004 to 2005, Senior Vice President, Finance and Chief Financial Officer from 2002 to 2004, and Vice President, Finance and Chief Financial Officer from 1999 to 2002. As the Chief Executive Officer of the Company, Mr. Kenney provides the Board with the unique perspective that comes from managing the Company’s business on a day-to-day basis. His extensive financial background and expertise make Mr. Kenney uniquely well-qualified to serve as Chairman of the Board as he is able to provide critical insight into the Company’s leasing business and corporate strategies. Mr. Kenney also serves on the board of directors of USG Corporation, a publicly held manufacturer and supplier of building supply products.

Mark G. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in 2004, having served in that firm for 27 years. He led the firm’s Americas’ Consumer Goods Practice from 1998 until 2003. Mr. McGrath has served as a senior advisor with Gleacher and Company, a firm providing strategic advisory services to corporations, in a part-time capacity since 2005. From 2006 to April 2012, Mr. McGrath served as a director of Aware, Inc., a supplier of signal processing and digital communications technology for imaging and telecommunications applications, and he currently serves on the Supervisory Board of Royal Ahold, an international group of supermarket companies. Mr. McGrath is the Chair of the GATX Governance Committee and also serves on the Compensation Committee. With over 27 years of experience as a management consultant working with companies across a wide range of businesses, Mr. McGrath has years of experience in developing successful business strategies. He provides a valued perspective on numerous operational and strategic issues facing large public companies. In addition, Mr. McGrath is well-versed in corporate governance, having started the corporate governance practice of McKinsey & Company in the 1990s and having served for several years on the Board of the National Association of Corporate Directors.

James B. Ream was named Senior Vice President—Operations of American Airlines in January 2012. Previously, he served as Senior Vice President, Maintenance and Engineering, of American Airlines from January 2010 to January 2012. Before joining American, Mr. Ream served as Chief Executive Officer of ExpressJet Holdings, Inc., an operator of regional jets in North America, from 2001 to January 2010, and President of ExpressJet from 1999 to January 2010. Prior to joining ExpressJet, Mr. Ream held various positions of increasing responsibility with Continental Airlines and American Airlines, where his responsibilities included managing the accounting department at Continental and serving as Managing Director, Financial Planning and Analysis, for American. Mr. Ream was a director of ExpressJet Holdings, Inc. from 2002 to January 2010. Mr. Ream serves as the Chair of the GATX Compensation Committee and as a member of the Audit Committee. He has financial and accounting expertise and qualifies as an Audit Committee Financial Expert. With his years of experience as a senior-level executive, Mr. Ream brings to the Board considerable expertise on strategic and management issues, including extensive experience relating to management, maintenance and operations of large fleets of transportation assets.

Robert J. Ritchie retired as Chief Executive Officer of the Canadian Pacific Railway Company in 2006, having served in that role since 1995. Mr. Ritchie began his career with the Canadian Pacific in 1970 as a research analyst and served in a variety of increasingly responsible positions over his 36 years with the company, including as President from 1990 to 1995. Mr. Ritchie is a member of the GATX Audit and Governance Committees. He has financial and accounting expertise and qualifies as an Audit Committee Financial Expert. With his prior experience as a Chief Executive Officer and Board member of a large, publicly held railroad company and a long career in the railway industry, Mr. Ritchie brings to the Board critical operational, financial and management expertise. In addition, he has a wealth of knowledge about the railroad industry, which comprises a significant part of the Company’s railcar leasing customer base.

David S. Sutherland retired as President and Chief Executive Officer of IPSCO, Inc., a steel producer, in 2007, having served in that position since 2002. During his 30-year career with IPSCO, Mr. Sutherland held a number of strategically important roles for the company, including Executive Vice President and Chief Operating Officer from 2001 to 2002 and Vice President from 1997 to 2001. Mr. Sutherland currently serves as the GATX Lead Director. He contributes valuable insights based on his operational, financial and management experience as the former Chief Executive Officer of a publicly held steel producer. In addition, the Board values Mr. Sutherland’s perspective on market conditions and trends in the steel and manufacturing industries, which are critical sectors for the Company’s business. Mr. Sutherland also serves as a director of United States Steel Corporation and Imperial Oil Ltd.

Casey J. Sylla retired in 2007 as Chairman and Chief Executive Officer of Allstate Life Insurance Company, a principal division of the Allstate Insurance Company, a company offering life insurance, annuities and related retirement and savings products. Mr. Sylla previously served in various key roles at Allstate, including President of Allstate Financial Group from 2002 to 2006 and Chief Investment Officer for Allstate Corporation, the holding company for Allstate Insurance Company, from 1995 to 2002. Mr. Sylla currently serves on the GATX Audit and Compensation Committees. He has financial and accounting expertise and qualifies as an Audit Committee Financial Expert. Mr. Sylla provides substantial management, business and leadership experience based upon his experience as a senior-level executive. The Board also benefits from his perspectives on financial and investment matters due to his senior management experience in the investment and financial business. Mr. Sylla also serves as a trustee of Northern Funds and Northern Institutional Funds.

Paul G. Yovovich has been President of Lake Capital Management since he co-founded the private equity firm in 1998. In addition, from 1993 through its sale in 1996, Mr. Yovovich served as President of Advance Ross Corporation, a public company engaged in international financial transaction services and pollution control equipment manufacturing, and from 1982 to 1992, he served in various executive positions with Centel Corporation, a publicly held national communications company. Mr. Yovovich is a Certified Public Accountant, qualifies as an Audit Committee Financial Expert, and currently serves as a member of the GATX Audit Committee. With over thirty years of experience as a senior executive, principal and corporate director, Mr. Yovovich brings to the Board extensive strategic, operational, financial and business management experience. As a private equity executive, Mr. Yovovich has substantial experience investing in, and actively overseeing the management of, Lake Capital’s portfolio companies to foster growth and value creation. As a result, he also provides the Board with considerable expertise in transactional, financial and capital markets matters.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) to audit the Company’s 2013 financial statements. Ernst & Young also served in this capacity in 2012. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions by shareholders.

Although SEC rules and NYSE corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, the Company is providing shareholders with the opportunity to express their views on this issue. While this vote cannot be binding, if the shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will take the vote into account in making future appointments.

The Board of Directors recommends that you vote FOR the proposal to ratify Ernst & Young as the Company’s independent registered public accounting firm for 2013.

PROPOSAL 3

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance. As part of that commitment, and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended, each year GATX asks shareholders to vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors and the Compensation Committee. However, the Board and the Committee value the opinions of the shareholders and will carefully consider the outcome of the vote in determining future compensation decisions and policies.

As described more fully in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, GATX’s executive compensation program is structured to provide compensation opportunities that appropriately: (1) reflect the competitive marketplace in which the Company operates; (2) balance executive focus on short- and long-term objectives; (3) align management and shareholder interests; and (4) attract, motivate and retain key executives who are critical to GATX’s long-term success. A significant portion of the Company’s executive compensation is performance-based and, on a relative basis, GATX emphasizes incentives that focus on creating long-term economic value over those that focus on delivering short-term results. In addition, the Company’s executive compensation program uses stock grants and a mandatory stock retention policy to help align executive and shareholder interests.

GATX delivered strong financial performance in 2012. Net income, excluding the impact of tax adjustments and other items, was $133.8 million in 2012, an increase of 40.8%, or $38.8 million, from 2011. This increase was primarily driven by higher lease rates, increased asset remarketing income and lower maintenance costs. Total investment volume increased in 2012 by 25.3% to $770.0 million compared to $614.6 million in 2011. Return on equity, excluding tax adjustments and other items, also improved to 11.3% from 8.5% in 2011.1

GATX urges shareholders to read the CD&A section of this Proxy Statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of the Company’s executive compensation policies and procedures. GATX believes that the 2012 compensation of its named executive officers was appropriate and aligned with the Company’s performance.

[1]

This paragraph makes reference to financial data derived from the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data that is prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see “Non-GAAP Financial Measures” set forth in Exhibit B to this Proxy Statement.

The Company is asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting:

RESOLVED, that the shareholders of GATX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the Executive Compensation Tables, together with the narrative discussion related thereto.

The Board of Directors recommends that you vote FOR adoption of the advisory resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the New York Stock Exchange (“NYSE”) listing standards. David S. Sutherland serves as Lead Director, and while he does not serve as a member of any particular Board Committee, he has a standing invitation as Lead Director to attend the meetings of all Board Committees as a non-voting observer. During 2012, there were six meetings of the Board of Directors of the Company. In addition, the Board’s non-management directors meet in executive sessions without the Chairman or management following each meeting of the Board. Executive sessions are chaired by the Lead Director.

Each director attended at least 75% of the meetings of the Board and committees (on which he or she served) held while the director was a member during 2012. The Company encourages all members of the Board to attend the Annual Meeting of Shareholders. In 2012, all nine directors then serving on the Board attended the Annual Meeting of Shareholders, except for Deborah M. Fretz, who did not stand for re-election and retired from the Board effective at the 2012 Annual Meeting.

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Officers and the charters of each of the standing Board committees are available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com.

Board Independence

The Board of Directors has adopted the GATX Director Independence Standard set forth in Exhibit A to this Proxy Statement. This standard complies with the independence standards required by the NYSE for listed companies. The Board of Directors has affirmatively determined that each of the following nominees for election to the Board is independent based on the Company’s independence standard, and that each nominee has no other material relationship with the Company relevant to the determination of independence: Anne L. Arvia, Ernst A. Häberli, Mark G. McGrath, James B. Ream, Robert J. Ritchie, David S. Sutherland, Casey J. Sylla and Paul G. Yovovich.

Committees of the Board

Audit Committee

The Audit Committee members are Ms. Arvia (Chair) and Messrs. Ream, Ritchie, Sylla and Yovovich. The Board of Directors has determined that each current member of the Audit Committee is financially literate and has accounting or related financial management expertise and that Ms. Arvia and Messrs. Ream, Ritchie, Sylla and Yovovich meet the criteria established by the Securities and Exchange Commission (“SEC”) for an “Audit Committee Financial Expert.” The Audit Committee is composed solely of members who are independent in accordance with the NYSE’s rules for independence of audit committee members. During 2012, there were eight meetings of the Audit Committee. The functions of the Audit Committee include retaining or terminating the Company’s independent registered public accounting firm, reviewing and approving (or disapproving) any related person transactions, and preparing the Audit Committee report that SEC rules require be included in the Company’s annual Proxy Statement. The Committee also assists the Board of Directors in oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s guidelines and policies with respect to risk assessment and risk management; (iv) the independent registered public accounting firm’s qualifications and independence; and (v) the performance of the Company’s internal audit function and independent registered public accounting firm.

Compensation Committee

The Compensation Committee members are Messrs. Ream (Chair), Häberli, McGrath and Sylla. During 2012, there were five meetings of the Compensation Committee. The Committee’s functions include: (i) assisting the Board of Directors in the discharge of its responsibilities with respect to compensation of the Company’s directors, officers and executives; (ii) general responsibility for ensuring the appropriateness of the Company’s executive compensation and benefit programs, and the criteria for awards to be issued under such programs; (iii) evaluating the qualifications and independence of the Committee’s independent compensation consultant; and (iv) preparing the Compensation Committee report that SEC rules require be included in the Company’s annual Proxy Statement. In setting 2012 compensation, the Committee relied on advice from Frederic W. Cook & Company as its independent compensation consultant. In July 2012, the Committee replaced Frederic W. Cook & Company with Pay Governance LLC to assist in the oversight of the design of the Company’s executive compensation going forward. In addition to providing advice on the Company’s compensation plans, programs and policies, the independent compensation consultant also advises the Committee periodically on current trends and best practices and reviews the Committee agendas and supporting materials with management and the Committee Chair in advance of each Committee meeting. The independent compensation consultant attends all meetings of the Committee, including executive sessions at which management is not present, and meets independently with the Committee as appropriate. The independent compensation consultant does not provide any compensation-related or other services for the Company except for services related to executive and directors compensation, which are performed on behalf of the Committee or at the Committee’s request. In addition, the independent compensation consultant provides specific recommendations for the Chief Executive Officer’s compensation and advice on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives.

Governance Committee

The Governance Committee members are Messrs. McGrath (Chair), Häberli and Ritchie and Ms. Arvia. During 2012, there were four meetings of the Governance Committee. The Committee’s functions include: (i) identifying individuals qualified to become Board members and recommending to the Board of Directors a slate of director nominees for election at each annual meeting of the Company’s shareholders; (ii) ensuring that all of the committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; (iii) developing and recommending to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company; and (iv) reviewing the performance of all members of the Board in their capacities as directors, including attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate.

Board Leadership Structure

In selecting an individual to serve as Chairman of the Board, the Board selects a director whom it believes is the most qualified and appropriate individual to serve as Chairman, whether the director is an outside director or a member of executive management. Currently, Brian A. Kenney, the Company’s Chief Executive Officer, serves as Chairman. The Board believes that Mr. Kenney is the most appropriate individual to serve as Chairman because of his deep knowledge of the Company’s business and strategy, as well as his demonstrated skill and commitment to performing effectively as Chairman of the Board. Having the Chief Executive Officer serve as Chairman provides the Board with a clear understanding of issues facing the Company, which, in turn, promotes effective Board decision-making, alignment on corporate strategy and accountability of management.

The Company’s Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Kenney, consists of independent directors, and the Audit, Compensation and Governance Committees all are composed entirely of independent directors. The independent directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Kenney or management.

In addition, under the Company’s Corporate Governance Guidelines, an independent Lead Director is designated each year by the independent directors serving on the Board to provide leadership to the non-management members of the Board and to work with the Chairman and Chief Executive Officer and the other Board members to provide effective and independent oversight of the Company’s management and affairs. Currently, David S. Sutherland serves as Lead Director. The Board has adopted the Lead Director Guidelines, which set forth the powers and duties of the Lead Director, including the following:

•	presiding at meetings of the Board if the Chairman and Chief Executive Officer is not present;

•	regularly convening and serving as chair of executive sessions of the independent directors;

•	serving as principal liaison between the Chairman and Chief Executive Officer and the independent directors;

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advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	facilitating communications and discussion among the independent directors with respect to key issues and concerns outside of Board meetings;

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in consultation with the Chairman and Chief Executive Officer, establishing the meeting agendas for each Board meeting and advising the Chairman and Chief Executive Officer with respect to additional items that may be used in preparation of meeting agendas for the various Board committees;

•	in consultation with the Chairman and Chief Executive Officer, establishing the schedule of all Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	being available, as appropriate, for consultation and direct communication with major shareholders; and

•	performing such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities

Board Role in Risk Oversight

While Company management is responsible for managing risk, the Board and each of its committees plays a role in overseeing the Company’s risk management practices. The full Board is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from Company management concerning the Company’s business and the material risks facing the Company. Each of the Board’s committees also plays a role in risk oversight:

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Audit Committee. Under the terms of its charter and applicable NYSE rules, the Audit Committee plays a key role in the Board’s risk oversight process. The Audit Committee’s duties include discussing the Company’s risk assessment and risk management guidelines and policies with Company management, the internal auditors and the independent registered public accounting firm. The Audit Committee also receives regular reports from Company management and discusses with management the steps taken to monitor and control risk exposures. In addition, the Audit Committee reviews all of the Company’s quarterly financial reports, including any disclosure therein of risk factors affecting the Company and its business. The Audit Committee provides regular reports to the full Board on its risk oversight activities and any issues identified thereby.

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Compensation Committee. The Compensation Committee receives regular reports from its independent compensation consultant and management, as appropriate, concerning the Company’s compensation plans, policies and practices. The Committee also sets performance goals under the Company’s annual bonus and long-term incentive plans. In setting the performance targets and overseeing the Company’s compensation plans, policies and practices, the Compensation Committee regularly considers the risks that may be created and whether any such risks are reasonably likely to have a material adverse impact on the Company. The Compensation Committee provides regular reports to the full Board on the Company’s compensation plans, policies and practices and the Committee’s oversight of compensation-related risks. The Company, with input from the Committee and its independent consultant, maintains a process to assess, on an annual basis, any potential risks that may be created by the Company’s compensation plans, policies and practices. The compensation risk assessment conducted by the Company in 2013 indicated that the Company’s compensation plans, practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the overall mix of compensation for employees as well as the various risk control and mitigation features of its compensation plans, including appropriate performance measures and targets, incentive plan payout maximums and the Company’s recoupment policy and stock retention requirements.

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Governance Committee. Under its charter, the Governance Committee is responsible, among other things, for developing and recommending to the Board a set of effective corporate governance guidelines and procedures designed to assure compliance with applicable governance standards. The Governance Committee provides regular reports to the Board on its activities.

Through the activities of the Audit, Compensation and Governance Committees, as well as the full Board’s interactions with management concerning the Company’s business and the material risks that may impact the Company, the independent directors on the Board are able to monitor the Company’s risk management process and offer critical insights to Company management.

Related Person Transactions

Related Person Transactions Approval Policy

The Board of Directors has adopted a written policy for the review of related person transactions. A “related person transaction” is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the amount involved exceeds $120,000 and any related person had, has or will have a direct or indirect material interest. It is the Company’s policy to approve or ratify a related person transaction only when the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, including, but not limited to, situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the Company provides products or services to a related person on an “arm’s length” basis on terms comparable to those provided to unrelated third parties or provided to employees generally.

Under the policy, “related persons” are directors, director nominees, executive officers, holders of 5% or more of the Company’s voting stock and their immediate family members, as well as any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Immediate family members are spouses, parents, stepparents, mothers-in-law, fathers-in-law, siblings, brothers-in-law, sisters-in-law, children, stepchildren, daughters-in-law, sons-in-law and any person, other than a tenant or employee, who shares the household of a director, director nominee, executive officer or holder of 5% or more of the Company’s voting stock.

Upon completion of its review, the Audit Committee approves, ratifies or disapproves the related person transaction. In conjunction with any approval or ratification of a transaction, the Audit Committee makes a determination that the transaction does not constitute a conflict of interest pursuant to the Company’s Code of Business Conduct and Ethics.

Shareholder Transaction

As of December 31, 2012, BlackRock, Inc. (including its affiliated entities, “BlackRock”) was the beneficial owner of approximately 6.6% of the Company’s outstanding common stock. BlackRock also provides investment management services to the Company’s pension plans in the United States and in the United Kingdom. During the year ended December 31, 2012, the total fees paid by the Company to BlackRock for investment management services were approximately $156,000. The aggregate amount of the Company’s pension assets under management by BlackRock as of December 31, 2012 was approximately $173.3 million.

Director and Officer Indemnification and Insurance Arrangements

The Company indemnifies its directors and officers to the fullest extent permitted by the New York Business Corporation Law, as required by the Company’s By-Laws. In addition, the Company has entered into indemnification agreements with each member of the Board of Directors that contractually obligate the Company to provide this indemnification to directors.

As authorized by the New York Business Corporation Law and the Company’s By-Laws, the Company also has purchased insurance policies that provide liability protection for the Company’s directors and officers for claims for which they may not be indemnified by the Company. These policies also provide reimbursement to the Company for indemnification payments made by the Company on behalf of its directors and/or officers, subject to policy conditions and exclusions.

Prohibition of Certain Transactions in GATX Stock

In addition to prohibiting the Company’s directors, officers and employees from trading in GATX stock while in possession of material non-public information, the Company’s Insider Trading Policy also prohibits certain transactions in GATX stock that the Company believes create the potential for the interests of the director, officer or employee to diverge from those of the Company and its shareholders. Specifically, the Insider Trading policy prohibits directors, officers and employees from engaging in hedging transactions, short sales, and transactions in publicly traded options. In addition, the policy prohibits directors, officers and employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for recommending director nominees for election by the shareholders. The Board has delegated the process for screening potential candidates for Board membership to the Governance Committee with input from the Chairman of the Board and Chief Executive Officer. When the Governance Committee determines that it is desirable to add to the Board or fill a vacancy on the Board, the Governance Committee will identify one or more individuals qualified to become members of the Board and recommend them to the Board. In identifying qualified individuals, the Governance Committee will seek suggestions from other Board members and may also retain a search firm for this purpose. The Governance Committee also will consider candidates recommended by shareholders. The Governance Committee will conduct such inquiry into the candidate’s background, qualifications and independence as it believes is necessary or appropriate under the circumstances and would apply the same standards to candidates suggested by shareholders as it applies to other candidates. Any recommendations of director candidates by shareholders should be submitted to the Governance Committee, c/o Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606. The recommendation must be received not more than 120 and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting and must include all information required by the proxy rules and applicable law. If a submission is in proper form as provided by the Company’s By-Laws, the Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted by others.

Communication With the Board

Interested parties, including shareholders, may communicate directly with the Board, one or more directors of the Company, including the Lead Director, or the non-management directors of the Company as a group through the office of the Corporate Secretary as follows: (i) by mail addressed to the Board, the non-management directors as a group or one or more directors, c/o Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606; (ii) electronically by sending an e-mail to contactboard@gatx.com; or (iii) anonymously by telephone by calling (888) 749-1947. Any communication (other than those deemed, in the reasonable judgment of the Corporate Secretary, to be inappropriate or patently frivolous) received by the Company addressed to the Board or one or more directors shall be promptly forwarded to the Lead Director and to the Board member or members to whom it was addressed or, if not so specifically addressed, then, depending on the subject matter of the particular communication, to the chair of the appropriate Board committee or to the non-management directors as a group. Any communication not readily identifiable for a particular director or Board committee shall be forwarded to the Chair of the Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes the material elements of GATX’s compensation program for “named executive officers” and explains a number of significant actions taken by the Compensation Committee of the Board of Directors (the “Committee”) in 2012. The Company’s “named executive officers” are Brian A. Kenney, Chairman of the Board, President and Chief Executive Officer, Robert C. Lyons, Executive Vice President and Chief Financial Officer, James F. Earl, Executive Vice President and President, GATX Rail International; Deborah A. Golden, Executive Vice President, General Counsel and Corporate Secretary; and Mary K. Lawler, Senior Vice President, Human Resources.

Executive Summary

2012 Business Performance

GATX delivered strong financial performance in 2012. Net income, excluding the impact of tax adjustments and other items, was $133.8 million in 2012, an increase of 40.8%, or $38.8 million, from 2011. This increase was primarily driven by higher lease rates, increased asset remarketing income and lower maintenance costs. Total investment volume increased in 2012 by 25.3% to $770.0 million compared to $614.6 million in 2011. Return on equity, excluding tax adjustments and other items, also improved to 11.3% from 8.5% in 2011.2

Key Compensation Actions in 2012

GATX’s executive compensation program is designed to align compensation with shareholder interests and reward executive leadership for its contributions to achievement of the Company’s annual and long-term objectives. Highlights demonstrating this alignment in 2012 include the following:

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The Company’s 2012 net income performance, excluding the impact of tax adjustments and other items, exceeded its budgeted net income goal of $119.0 million by 12.5% or $14.8 million. Based on achievement of 112.5% of budgeted net income, the 2012 annual incentive plan payout was 112.5% of the target award.

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Based upon the Company’s investment volume and return on equity performance for the 2010-2012 performance period, the performance shares paid out at 112.6% of the target award level. During the performance period, the Company achieved 115.2% of its targeted investment volume goal (investment volume of $2.2 billion versus a goal of $1.9 billion), reflecting significant activity during the period, including the purchase of new cars in North America and Europe under long-term supply agreements, as well as acquisition of rail portfolios in the secondary market. The Company also achieved 86% of its targeted return on equity goal, and return on equity improved steadily during this three-year performance period.

At the 2012 Annual Meeting, approximately 96% of the shares voted at the meeting voted in favor of an advisory resolution approving the executive compensation of the Company’s named executive officers as disclosed in the 2012 proxy statement (the “say on pay” vote). The Committee believes that the results of the say-on-pay vote were an affirmation of shareholders’ support of the Company’s approach to executive compensation, and, therefore, the Committee did not make any specific changes to its executive compensation plans or programs as a result of the vote.

Ongoing Best Practices

The Company regularly reviews and refines its executive compensation program to ensure that it continues to reflect practices and policies that are aligned with the Company’s pay-for-performance philosophy and shareholders’ interests. In this regard, the Company’s executive compensation program reflects the following:

•	A recoupment policy enabling the return of compensation paid to executive officers in the event of material restatement of the Company’s financial results;

•	Mandatory stock retention requirements for the Company’s named executive officers and other senior management;

[2]

This “Compensation Discussion and Analysis” makes reference to financial data derived from the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data that is prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see “Non-GAAP Financial Measures” set forth in Exhibit B to this Proxy Statement.

•	None of the Company’s named executive officers have employment agreements, other than severance agreements in connection with a Change of Control;

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Long-term incentive award agreements require both a Change of Control event and an executive’s actual or constructive termination before vesting will be accelerated for any outstanding awards (i.e., a “double trigger”);

•	Perquisites are limited only to financial and legal counseling allowances;

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The Company’s Insider Trading Policy prohibits hedging, margining, pledging, short sales and transactions in publicly traded options involving GATX stock by the Company’s officers, directors and employees;

•	Clear and consistent compensation strategy that utilizes GATX net income as the common Company-wide performance metric for incentive compensation payable to salaried employees;

•	An independent compensation consultant retained by, and reporting to, the Board’s Compensation Committee, which has no other business with GATX;

•	Annual review of executive and director compensation programs with the assistance of the Committee’s independent compensation consultant;

•	Regular briefings and updates by the independent compensation consultant to the Committee regarding current trends and key developments in executive compensation programs and practices;

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New long-term incentive plan adopted by a substantial majority of shareholders at the 2012 Annual Meeting includes: a conservative share reserve counting features; prohibitions on repricing; double-trigger vesting in the event of Change of Control; and maximum share and cash award limits.

•	Annual reviews and assessments of potential risks that may arise from the Company’s compensation plans and programs.

GATX Compensation Philosophy and Objectives

The Company’s executive compensation program is structured to provide compensation opportunities that appropriately: (1) reflect the competitive marketplace in which the Company operates; (2) balance executive focus on short- and long-term objectives; (3) align management and shareholder interests; and (4) attract, motivate and retain key executives who are critical to GATX’s long-term success. The program has been developed with the following key principles in mind:

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A significant portion of compensation should be performance-based. Through annual and long-term incentive awards, executives are encouraged to focus attention on a combination of critical strategic and financial goals. The weight placed on each of these should vary from time to time depending on the Company’s strategies and operating environment.

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On a relative basis, long-term incentive opportunities should be emphasized more heavily than short-term incentive opportunities. The Company invests predominantly in long-lived assets and the outcomes of key decisions are often not realized for several years. Creating long-term economic value should outweigh focus on short-term results.

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A meaningful equity stake helps ensure that executive and shareholder interests are aligned. This is accomplished through grants under the Company’s equity compensation programs and a mandatory stock retention policy.

As shown in the following table, the mix of target total direct compensation (“TDC” or current base salary, target annual incentive and target long-term incentive) for named executive officers is consistent with the principles described above. The table illustrates how TDC is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components, and how TDC is allocated between cash and equity components.

TDC Mix

	% of TDC that is:		% of Performance Based TDC that is:		% of TDC that is:
Name	Performance Based(1)	Fixed(2)	Annual (3)	Long-Term (4)	Cash Based (5)	Equity Based (6)
Brian A. Kenney	79%	21%	27%	73%	42%	58%
Robert C. Lyons	68%	32%	30%	70%	52%	48%
James F. Earl	67%	33%	34%	66%	56%	44%
Deborah A. Golden	63%	37%	33%	67%	58%	42%
Mary K. Lawler	59%	41%	34%	66%	61%	39%

(1)	Target annual plus target long-term incentives / TDC
(2)	Base salary /TDC
(3)	Target annual incentives / Target annual plus long-term incentives
(4)	Target long-term incentives / Target annual plus long-term incentives
(5)	Base salary plus target annual incentives / TDC
(6)	Long-term incentives / TDC

(Note: The figures in the table above are based on salaries and incentive targets in effect as of December 31, 2012, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table.)

Ultimately, the executive compensation program is intended to effectively communicate and reinforce performance that contributes to business success and shareholder return and reward executives appropriately when the desired results are achieved.

Roles and Responsibilities

The Committee and Management

The Committee annually reviews current executive compensation practices, trends and developments with guidance from the independent compensation consultant. As discussed in greater detail below, the Committee also reviews the competitiveness of compensation for GATX’s executive officers, including base pay and annual and long-term incentive awards. Based on input from its independent compensation consultant and the Company’s human resources staff, the Committee makes all decisions with respect to the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur in executive sessions of the Committee, which include the independent consultant. The Committee reviews decisions regarding the Chief Executive Officer’s pay with the other independent directors on the Board.

As part of the Company’s regular compensation review cycle, the Chief Executive Officer makes recommendations to the Committee, for its review and approval, concerning base salary increases and long-term incentive award grants for the other named executive officers. The Chief Executive Officer also may make recommendations to the Committee to increase or decrease target levels for annual bonus and long-term incentive awards. In addition, from time to time, the Chief Executive Officer may recommend a bonus or equity award to recognize outstanding performance or exceptional contributions by a named executive officer. After reviewing these recommendations, the Committee decides the compensation of such named executive officers.

In setting 2012 compensation, the Committee relied on advice from Frederic W. Cook & Company as its independent compensation consultant. In July 2012, the Committee replaced Frederic W. Cook & Company with Pay Governance LLC to assist in the oversight of the design of the Company’s executive compensation going forward. The Company reviewed the nature of and extent of the relationship between the Committee, the Company and both Frederic W. Cook & Company, Pay Governance LLC and the individuals who provided advice to the Committee with respect to any potential conflicts of interest. Based on that review, the Company believes that there are no conflicts of interest or potential conflicts of interest with respect to the engagement of either consultant.

The Determination of Market Competitive Pay

The executive compensation program has been structured to provide pay opportunities, including base salaries and short- and long-term incentive compensation, believed to be comparable to the median range of opportunities provided by companies of similar revenue size to GATX (which are referred to herein as “competitive” or “market” pay levels). Because the Company has no direct peers in the rail leasing business for which relevant compensation data is available, determining competitive pay levels with precision for GATX’s unique industry is not possible. The Committee, with assistance from the Company’s human resources staff and the Committee’s independent consultant, regularly reviews information on pay for executives as reported in national compensation surveys published by AonHewitt and Towers Watson for organizations of similar revenue size to GATX. These surveys include general compensation information, on an aggregate basis, for approximately 200 public companies with annual revenues between $1-3 billion, but the surveys do not identify the specific compensation paid by any particular company participating in the survey. The Company uses the surveys to better understand current compensation practices at other companies of similar revenue size and as a data point to assist GATX in meeting its goal of having the various elements of compensation be market competitive. While the compensation surveys are a starting point for GATX’s compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors in addition to the surveys, including experience, tenure, skills, unique responsibilities, individual performance and the Company’s specific talent requirements.

Compensation Elements

The elements of the Company’s compensation program for named executive officers include:

•	Base salary

•	Annual incentive awards

•	Long-term equity-based incentive awards

•	Employee benefits

•	Change of control severance protection

Base Salary

Base salary helps the Company attract and retain an appropriate caliber of executive talent and provides executives with a degree of financial certainty since base salary is not subject to Company performance risk, unlike most other pay elements. In establishing salary levels, consideration is typically given to market pay levels, the specific responsibilities and experience of the named executive officer, and his or her individual performance. The Committee reviews all of the elements of executive officer compensation at the beginning of each year to effectively link base salary decisions to the officer’s performance and the Company’s financial results for the prior year. Base salary levels affect other elements in the compensation program. This effect is intentional and helps ensure that total compensation is lower than market levels for less tenured or underperforming employees, and higher than market for very experienced, proven performers.

At Mr. Kenney’s request, the Committee did not increase his base salary in 2012. Based upon its annual review described above, the Committee approved increases of 2.5% to the base salaries of the remaining named executive officers, effective March 1, 2012. Base salaries constitute only between 21% and 41% of the total compensation of the Company’s named executive officers, consistent with the Company’s philosophy that a majority of executive compensation should be performance-based (as seen in the TDC Mix chart set forth earlier).

Annual Incentive Awards

Named executive officers are eligible to receive annual incentive awards under the GATX Cash Incentive Compensation Plan (the “CICP”) based on the extent to which pre-established financial performance goals are achieved. The CICP was approved by shareholders in 2004. Under the CICP, the maximum possible incentive award payable to named executive officers has been established as 0.75% of Total Gross Income Less Total Ownership Costs (as defined in the CICP), calculated on the basis of the financial results reported in the Company’s financial statements. At the end of each year, the Committee certifies the level of actual performance on this measure and may reduce, but not increase, the annual award based upon underlying metrics communicated to each participant at the beginning of the year.

Historically, the Committee has reduced the bonuses payable under the CICP by applying separate financial performance standards. The basis on which that financial performance is measured may vary from year to year in accordance with the Company’s objectives. In 2012, as in recent years, performance was measured against budgeted net income to provide a strong incentive for profitability.

Target incentive opportunities for named executive officers are expressed as a percentage of base salary and reflect typical competitive opportunities. The percentage of target incentive opportunities payable at various levels of financial performance is governed by a schedule approved by the Committee each year after reviewing recommendations made by management. The level of financial performance required for the payment of maximum incentive opportunities is established based on the Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for the Company and its industry in particular. This process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive is payable. As a result of its annual review of executive compensation for 2012, the Committee increased the annual cash incentive target for Mr. Lyons and Ms. Golden from 60% to 65% and from 50% to 55%, respectively.

For 2012, the Committee adjusted the annual incentive plan recognizing an increased net income goal compared to the prior year:

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The plan design was modified to reflect a 100% incentive payout for achievement of 100% budgeted net income performance, rather than an 80% payout under the 2011 plan design. In addition, the Company increased the threshold payout under the plan to 70% (from 40% in 2011) for achieving a minimum of 80% of budgeted net income; and, in order to reach a maximum payout of 170% under the plan, the Company raised the achievement level to 140% of budgeted net income (from 135% in 2011).

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Net income, excluding the impact of tax adjustments and other items, was $133.8 million in 2012, which was 112.5% of budget. This performance resulted in incentive payouts of 112.5% of the target award level to the named executive officers. For additional information regarding the 2012 annual incentive plan, including the specific numerical levels of performance required for target, maximum and threshold incentive payouts, please see the Narrative Discussion Related to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Awards

Long-term incentive compensation helps the Company attract and retain qualified executives, reward the achievement of the Company’s long-term objectives, encourage stock ownership, and promote a close identity of interests between the Company’s management and its shareholders. Target long-term incentive opportunities are established for named executive officers in accordance with typical competitive opportunities and are expressed as a percentage of the midpoint of the officer’s base salary range. As a result of its annual review of executive compensation and in order to provide a more market-competitive target opportunity, the Committee increased the 2012 long-term incentive award grant levels for Mr. Lyons, by 27%, and Ms. Golden, by 17%.

Since 2006, the value of the regular, annual long-term incentive awards to each named executive officer has been split equally between stock-settled stock appreciation rights (“SARs”) and performance shares. This combination of grant types was chosen because it focuses attention on total shareholder return and on specific financial goals, both of which are essential to the Company’s long-term success.

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SARs — SARs are granted to align the interests of the Company’s named executive officers and other employees with its shareholders. SARs are granted at a price equal to the average of the high and low prices of the Company’s common stock on the date of grant as approved by the Committee. Because total shareholder return is comprised of stock price appreciation and dividends, dividend equivalents are attached to SAR grants. While paying dividend equivalents is not a practice adopted by most companies, rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash thereafter until the SAR is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, recipients receive no additional compensation; awards are correspondingly smaller than they would be if dividend equivalents were not attached because the value of each SAR is higher.

•

Performance Shares — Performance shares are designed to focus attention on and to reward the achievement of the Company’s long-term financial and strategic objectives. Performance share awards operate similarly to annual incentive awards in many respects. The primary differences are the length of the performance period, the link to the Company’s stock price, the link to different financial performance measures and the form of payment. In the case of performance shares, the Committee establishes the goals for which the performance shares may be earned at the beginning of a multi-year rather than annual performance period. The length of the performance period is typically three years. A percentage ranging from 0% to 200% of the performance shares initially awarded is earned based on the extent to which the multi-year goals are achieved. The value of each earned performance share equals the price of one share of the Company’s common stock at the end of the performance period, with payment for earned performance shares made in the form of Company common stock rather than cash.

Performance shares are earned based on achievement of a specified level of Total Gross Income Less Total Ownership Costs (as defined in the GATX 2004 Equity Incentive Plan) at the end of the performance period. If the goal has not been met, the entire performance share award is cancelled. If the goal has been met, the Committee may reduce, but not increase, the number of performance shares otherwise payable based on the achievement of other long-term performance objectives established at the beginning of the performance period.

Accumulated dividend equivalents are paid on the number of performance shares earned at the end of the performance period.

2012 Long-Term Incentive Grants: As in past years, the actual number of performance shares awarded was determined by dividing the performance share award value by the average closing prices of GATX stock on the four Fridays immediately preceding the Committee meeting at which the grant was awarded. The same calculation is used to determine the number of SARs awarded, but is then adjusted by a Black-Scholes value.

The 2012 performance share award has a three-year performance period. In addition to the Total Gross Income Less Total Ownership Costs threshold goal specified in the GATX 2004 Equity Incentive Plan, the number of 2012 performance shares earned will also be subject to two equally weighted measures: three-year average return on equity and three-year cumulative investment volume. These measures reflect the Company’s objectives for sustained profitability and growth. The numerical goals established on both performance measures, the definition of the measures, and the percentage of the initial grant of performance shares that is payable at the threshold, target and maximum levels of actual performance are shown in the Equity-Based Long-Term Incentives section of the Narrative Discussion Related to the Summary Compensation Table and the Grants of Plan-Based Awards Table. For the 2012-2014 performance period, the named executive officers can earn 100% of the award provided the Company achieves a 10% average return on equity and at least $2.3 billion of cumulative investment volume over the three-year performance period.

2010 — 2012 Performance Share Payouts: The performance shares granted in 2010 vested at the end of 2012. Each target award was based 50% on a three-year average return on equity goal and 50% on a three-year cumulative investment volume goal.3 The three-year average return on equity for the period was 8.6% versus a goal of 10.0% (return on equity steadily improved over the three years of the period — 6.7% in 2010; 8.5% in 2011 and 10.2% in 2012). The cumulative investment volume for the period was $2.2 billion, which exceeded the goal of $1.9 billion. Based on these results, performance share payouts were 112.6% of target incentive awards. These awards were made in accordance with the provisions of the plan as established at the beginning of the period. For details regarding the 2010—2012 performance share payments to the named executive officers, please see the Option Exercises and Shares Vested Table.

Grant Policies: The grant date for regular long-term incentive awards is the date of the Committee’s first meeting of each calendar year. Off-cycle grants (if any) to newly hired or promoted employees will continue to be made on the last trading date of the month following the hire or promotion date and Committee approval of the award. SAR grants to named executive officers are made at the same time as they are made to other employees. SARs vest ratably over a three-year period and expire after seven years. The Company has no program, plan or practice to time SAR grants to named executive officers or any other employees in coordination with the release of material non-public information.

[3]

The return on equity measure under the Company’s performance share agreements excludes “accumulated other comprehensive income” from the equity component. However, accumulated other comprehensive income is included in the equity component of return on equity as reported in the Company’s financial statements. As a result, the return on equity calculations under the performance share agreements during the performance period may differ from return on equity as reported in the Company’s financial statements for the period. The Company believes that excluding accumulated other comprehensive income from the performance share return on equity calculation provides a more accurate measurement of management’s performance.

Employee Benefits

The Company sponsors a standard array of retirement, health and welfare benefits. Retirement programs include both a 401(k) and defined benefit pension programs as well as a supplemental plan intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance. Named executive officers participate in the same programs and on the same basis as other salaried employees. No retirement, savings, medical, disability or other insurance program or arrangement exists which provides benefits to named executive officers in excess of those provided generally.

Consistent with the Company’s desire to minimize status-oriented compensation elements, the only perquisites made available to named executive officers in 2012 were financial and legal counseling allowances.

Change of Control Severance Agreements

Each named executive officer has entered into an Agreement of Employment Following a Change of Control which provides certain benefits should employment be terminated following a change of control (“COC”). This protection is provided for competitive reasons and to ensure the stability, continuity and impartiality of the Company’s executives in a COC situation. The level of protection provided is intended to be similar to that provided by similarly sized organizations.

The Agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and the executive’s employment is terminated or constructively terminated as a result. Key terms under the Agreements applicable in 2012 are summarized in the Narrative Discussion Regarding Potential Payments Upon Termination or COC. Since 2010, the Company no longer provides excise tax gross up benefits in any new COC agreements entered into with executives. Treatment of all long-term incentive awards in the event of a COC is governed not by the Agreements but rather by the GATX 2004 Equity Incentive Compensation Plan and related grant agreements, which are applicable to all employees who receive long-term incentive awards. In addition, all grant agreements require both a COC event and an executive’s actual or constructive termination before vesting will be accelerated for any outstanding long-term incentive awards.

Stock Retention Requirements

To underscore the importance of stock ownership, the Company has established stock retention requirements for named executive officers and other members of senior management. The requirements specify that 50% of the after-tax profit realized from Company equity awards be retained in shares of Company stock until the employee owns stock equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the Chief Executive Officer and 2.5 times salary for other named executive officers.

As of February 1, 2013, the named executive officers had achieved the following approximate percentages of their respective stock retention requirements: Mr. Kenney — 202%; Mr. Lyons – 236%; Mr. Earl — 305%; Ms. Golden — 148%; and Ms. Lawler — 101%.

Recoupment Policy

The Company maintains a recoupment policy, which provides that in the event of a material restatement of the Company’s financial results, the Board, or a Committee designated by the Board, will review the facts and circumstances that led to the requirement for the restatement and will take such actions as it deems necessary or appropriate. The Board will consider whether any executive officer received excess compensation due to the fact that the original financial statements were incorrectly presented. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions the Board may elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include: (i) the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated; (ii) disciplinary actions, up to and including termination; and/or (iii) the pursuit of other available remedies, including, but not limited to, canceling stock-based awards.

Regulatory Considerations

The Company’s incentive compensation programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. However, the Committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

James B. Ream (Chair)

Ernst A. Häberli

Mark G. McGrath

Casey J. Sylla

EXECUTIVE COMPENSATION TABLES

The following tables provide information regarding the compensation awarded to or earned during the year ended December 31, 2012 by the Company’s principal executive officer, principal financial officer and three other most highly compensated officers.

Summary Compensation Table for Fiscal

Years Ended December 31, 2012, 2011 and 2010

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Kenney	2012	901,600	1,353,901	1,421,112	1,013,939	953,371	7,500	5,651,423
Chairman of the Board,	2011	897,167	1,028,443	1,041,000	1,129,263	414,729	7,350	4,517,952
President and Chief	2010	875,000	725,842	777,638	645,750	405,733	0	3,429,963
Executive Officer

Robert C. Lyons	2012	418,583	320,429	336,336	305,980	324,441	7,500	1,713,269
Executive Vice President and	2011	402,500	253,941	256,780	303,975	150,960	6,125	1,374,281
Chief Financial Officer	2010	365,000	182,758	195,800	161,622	110,652	0	1,015,832

James F. Earl	2012	556,333	379,409	397,320	437,956	872,884	7,500	2,651,402
Executive Vice President	2011	541,667	373,543	378,924	477,256	394,138	7,350	2,172,878
and President, GATX Rail International	2010	525,000	263,754	282,575	271,215	324,616	0	1,667,160

Deborah A. Golden	2012	369,583	212,152	223,608	228,599	177,378	7,500	1,218,820
Executive Vice President, General	2011	359,833	182,659	184,604	226,460	120,322	7,350	1,081,228
Counsel and Corporate Secretary	2010	349,000	104,100	111,250	128,781	64,207	0	757,338

Mary K. Lawler	2012	307,250	154,053	162,624	172,767	30,053	9,500	836,247
Senior Vice President,	2011	298,333	152,502	154,068	187,757	3275	9,350	805,285
Human Resources	2010	285,000	104,100	111,250	105,165	15,955	5,194	626,664

(1)	For awards made pursuant to the GATX 2004 Equity Incentive Compensation Plan, the amounts shown reflect the dollar amount of the grant date fair value of the awards granted for the years shown, in accordance with Accounting Standards Codification (“ASC”) Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements contained in the Company’s Annual Reports on Form 10-K for fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010.

(2)	For performance share awards, the amounts shown reflect the grant date fair value of the performance share awards at target payout for the years shown. The grant date fair value of the performance share awards for 2012, 2011 and 2010, respectively, assuming the highest level of performance (i.e., 200% of target) are as follows: Mr. Kenney ($2,707,802, $2,056,885 and $1,451,684); Mr. Lyons ($640,858, $507,881 and $365,516); Mr. Earl ($758,818, $747,086 and $527,508); Ms. Golden ($424,304, $365,318 and $208,200); and Ms. Lawler ($308,106, $305,004 and $208,200).

(3)	For 2011, the amounts shown exclude the restricted stock unit portion of the award received by the named executive officer for 2010 under the GATX Cash Incentive Compensation Plan, and the full amount of such award, which was paid 50% in cash and 50% in restricted stock units, is included in the 2010 amount shown for such named executive officer in column (g) of the table above.

(4)	The amounts shown reflect the annual incentive awards earned under the GATX Cash Incentive Compensation Plan by each named executive officer for the years shown. For 2010, the annual incentive award was paid 50% in cash and 50% in restricted stock units. The restricted stock units were granted on February 25, 2011 and vest ratably over a two-year period.

(5)	The change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The present value of the accumulated pension benefit as of December 31, 2012 and the assumptions used in the calculation of that value are shown in the Pension Benefits Table. The December 31, 2011 and December 31, 2010 present values were determined using the same assumptions except that the interest rates used for discounting under ASC Topic No. 715, Compensation — Retirement Benefits, were 4.80% in 2011 and 5.25% in 2010.

(6)

In 2012, the amounts shown reflect matching contributions made to the Company’s Salaried Employees Retirement Savings Plan for each named executive officer ($7,500) and financial counseling services for Ms. Lawler ($2,000). For all periods presented, this column excludes dividends on performance shares and restricted stock units held by the named executive officers because such dividends are included in the grant date fair value amounts for stock awards as reported in columns (e) and (f) of the table above and in column (m) of the Grants of Plan-Based Awards Table.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(m)
Brian A. Kenney	1/1/2012	631,120	901,600	1,532,720
	1/26/2012							76,900	44.015	1,412,112
	1/26/2012				7,690	30,760	61,520			1,353,901
Robert C. Lyons	1/1/2012	190,455	272,079	462,534
	1/26/2012							18,200	44.015	336,336
	1/26/2012				1,820	7,280	14,560			320,429
James F. Earl	1/1/2012	272,603	389,433	662,036
	1/26/2012							21,500	44.015	397,320
	1/26/2012				2,155	8,620	17,240			379,409
Deborah A. Golden	1/1/2012	142,290	203,271	345,561
	1/26/2012							12,100	44.015	223,608
	1/26/2012				1,205	4,820	9,640			212,152
Mary K. Lawler	1/1/2012	107,538	153,625	261,163
	1/26/2012							8,800	44.015	162,624
	1/26/2012				875	3,500	7,000			154,053

(1)	The amounts shown reflect target, threshold and maximum annual incentive payouts for 2012 under the GATX Cash Incentive Compensation Plan based on the achievement of net income goals. Threshold amounts represent 70% of target based on the financial goal threshold.

(2)	The amounts shown reflect the number of performance shares granted in 2012 under the GATX 2004 Equity Incentive Compensation Plan. The percentage of each performance share award that will be earned is based upon the achievement of two equally weighted performance goals: three-year average return on equity and three-year cumulative investment volume.

(3)	The amounts shown reflect the number of SARs granted in 2012 under the GATX 2004 Equity Incentive Compensation Plan.

Narrative Discussion Related to the Summary Compensation Table and

Grants of Plan-Based Awards Table

Annual Incentive Awards

In 2012, the named executive officers were eligible for annual incentive awards based solely on financial performance goals measured in terms of GATX net income. The target incentive awards were payable at 100% of budgeted net income. Threshold and maximum incentive awards (70% and 170%, respectively, of the target awards) were payable at 80% and 140% or more, respectively, of budgeted net income.

Based on individual targets and on actual net income as described in the Compensation Discussion and Analysis, 2012 incentive payouts under the GATX Cash Incentive Compensation Plan are shown in column (g) of the Summary Compensation Table. GATX net income achievement was $133.8 million for incentive payout purposes, or 112.5% of budget, resulting in payouts at 112.5% of target.

Equity-Based Long-Term Incentives

In 2012, equity-based long-term incentive awards consisted of stock-settled stock appreciation rights (“SARs”) and performance shares.

SARs have a seven-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on SAR grants and are not paid until vesting and each quarter thereafter until the SARs are exercised or expire. The SARs granted to the named executive officers on January 26, 2012 will vest in three equal installments on January 26 of 2013, 2014 and 2015.

The number of SARs awarded in 2012 and their grant date fair value are shown in columns (j) and (k), respectively, in the Grants of Plan-Based Awards Table. The grant date fair value of the 2012, 2011 and 2010 SAR awards are shown in column (f) of the Summary Compensation Table for each year granted.

The percentage of each performance share award that will be earned is based on the extent to which pre-established goals on two independent performance measures, each of which is weighted at 50%, are achieved over a three-year performance period ending on December 31, 2014. The two performance measures are three-year average return on equity (defined as net income divided by average equity) and three-year cumulative investment volume (defined as the sum of cumulative GAAP-basis portfolio investments and capital additions as reported on the Company’s audited statement of cash flows for each year in the performance period), subject to adjustment.

The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant. For the return on equity component, the 2012 target grant will be earned if return on equity is 100% of budgeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. For the cumulative investment volume component, the 2012 target grant is earned if cumulative investment volume is 99% of budgeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. Dividend equivalents accrue throughout the performance period and are only paid on the number of performance shares earned at the end of the performance period.

The grant date fair value of the 2012, 2011 and 2010 performance shares are shown in column (e) of the Summary Compensation Table. The number of performance shares granted in 2012 that may be earned at target, threshold and maximum levels is shown in columns (g), (f) and (h), respectively, of the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value of Shares Of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)(7)	(i)		(j)(7)
Brian A. Kenney							4,605	(4)	199,397
	0	76,900	(1)		44.0150	1/26/2019				30,760	(5)	1,331,908
	25,000	50,000	(2)		33.9350	1/27/2018				30,010	(6)	1,299,433
	46,600	23,300	(3)		26.1550	1/28/2017
	73,900				16.6850	3/4/2016
	66,400				36.3950	2/28/2015
	50,300				46.7500	3/8/2014
	31,100				38.6250	3/10/2013
Robert C. Lyons							1,153	(4)	49,925
	0	18,200	(1)		44.0150	1/26/2019				7,280	(5)	315,224
	6,166	12,334	(2)		33.9350	1/27/2018				7,410	(6)	320,853
	11,733	5,867	(3)		26.1550	1/28/2017
	17,600				16.6850	3/4/2016
	13,000				36.3950	2/28/2015
	8,300				46.7500	3/8/2014
	7,800				38.6250	3/10/2013
James F. Earl							1,934	(4)	83,742
	0	21,500	(1)		44.0150	1/26/2019				8,620	(5)	373,246
	9,100	18,200	(2)		33.9350	1/27/2018				10,900	(6)	471,970
	16,933	8,467	(3)		26.1550	1/28/2017
	26,600				16.6850	3/4/2016
	18,300				36.3950	2/28/2015
	11,900				46.7500	3/8/2014
	7,800				38.6250	3/10/2013
	17,500				21.8500	8/1/2013
Deborah A. Golden							918	(4)	39,749
	0	12,100	(1)		44.0150	1/26/2019				4,820	(5)	208,706
	4,433	8,867	(2)		33.9350	1/27/2018				5,330	(6)	230,789
	6,666	3,334	(3)		26.1550	1/28/2017
	11,400				16.6850	3/4/2016
	8,400				36.3950	2/28/2015
	5,900				46.7500	3/8/2014
	5,200				38.6250	3/10/2013
Mary K. Lawler							750	(4)	32,475
	0	8,800	(1)		44.0150	1/26/2019				3,500	(5)	151,550
	3,700	7,400	(2)		33.9350	1/27/2018				4,450	(6)	192,685
	6,666	3,334	(3)		26.1550	1/28/2017
	3,467				16.6850	3/4/2016
	6,300				43.9850	6/30/2015

(1)	Stock appreciation rights will vest in three equal annual installments on 1/26/2013, 1/26/2014 and 1/26/2015.
(2)	50% of the unexercisable stock appreciation rights will vest on 1/27/2013 and the remainder will vest on 1/27/2014.
(3)	100% of the unexercisable stock appreciation rights will vest on 1/28/2013.
(4)	The amounts shown reflect the portion of the 2010 annual incentive payout under the GATX Cash Incentive Compensation Plan that has not yet vested (representing 25% of the total 2010 award). This outstanding portion of the award will vest on 2/25/2013.
(5)	The amounts shown reflect the number of target performance shares granted in 2012. A portion (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2014.
(6)	The amounts shown reflect the number of target performance shares granted in 2011. A portion of this number (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2013.
(7)	The market value of restricted stock units and performance shares is based on the closing price for the Company’s common stock on the last trading day of the year, December 31, 2012, which was $43.30 per share.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)(2)
Name	Number Of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number Of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
Brian A. Kenney	70,600	982,303	36,087	1,644,462
Robert C. Lyons	15,700	214,244	9,079	413,740
James F. Earl	20,600	287,172	13,374	608,871
Deborah A. Golden	0	0	5,433	247,012
Mary K. Lawler	0	0	5,265	239,725

(1)	The amounts shown reflect the number and value of the restricted stock units that vested on February 25, 2012. These restricted stock units were granted as part of the 2010 annual incentive payout under the GATX Cash Incentive Compensation Plan (representing 25% of the total 2010 award).
(2)	The amounts shown include the number and value of performance shares earned during the 2010-2012 performance period as described in the Compensation Discussion and Analysis section of this Proxy Statement. Although the plan performance was determined after calendar year-end on January 24, 2013, the amounts are reported in the table above (and not in the Outstanding Equity Awards at Fiscal Year-End table) to reflect the actual value earned in 2012 for the 2010-2012 performance period.

Pension Benefits Table

Name (a)	Plan Name (b)	Number of years credited service (#) (c)	Present value of accumulated benefit ($) (d) (1)(2)	Payments during last fiscal year ($) (e)
Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	17.2	312,471	0
	GATX Supplemental Retirement Plan	17.2	2,437,637	0
Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	16.3	372,512	0
	GATX Supplemental Retirement Plan	16.3	619,062	0
James F. Earl	GATX Non-Contributory Pension Plan for Salaried Employees	24.9	776,586	0
	GATX Supplemental Retirement Plan	24.9	2,327,329	0
Deborah A. Golden	GATX Non-Contributory Pension Plan for Salaried Employees	7.0	245,152	0
	GATX Supplemental Retirement Plan	7.0	309,638	0
Mary K. Lawler	GATX Non-Contributory Pension Plan for Salaried Employees	4.7	46,812	0
	GATX Supplemental Retirement Plan	4.7	28,592	0

(1)	The present value of accumulated benefit is calculated as the amount payable at fully unreduced retirement age (65). The GATX Non-Contributory Pension Plan for Salaried Employees Plan (the “Qualified Plan”) assumption is that 75% elect the lump sum option and 25% elect the annuity option at retirement. The GATX Supplemental Retirement Plan (the “Non-Qualified Plan”) calculations use the Executive’s actual election for payment of future benefit; all executives shown have elected a lump sum form of payment. The value of the annuity option is calculated using December 31, 2012, ASC Topic No. 715, Compensation — Retirement Benefits, disclosure assumptions (3.95% interest rate, RP-2000 Combined Healthy Mortality Table projected to 2020 by scale AA). Lump sums are valued at age 65 using the IRS three-segment lump sum rates and are then discounted back from age 65 to December 31, 2012 at 3.95%. For Ms. Lawler, the amounts shown represent her cash balance account at fully unreduced retirement age (65) using December 31, 2012, ASC Topic No. 715, Compensation – Retirement Benefits, interest crediting rate assumption at 3.09% and then discounted back from age 65 to December 31, 2012 at 3.95%.

(2)	Named executive officers may also qualify for reduced early retirement benefits as described in the narrative below.

Narrative Discussion Related to Pension Benefits Table

Named executive officers participate in the Company’s Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”) covering salaried employees of the Company and its domestic subsidiaries. The Qualified Plan offers a Final Average Pay Formula to employees hired prior to July 1, 2007 and a Cash Balance Formula to employees hired on or after July 1, 2007.

For participants eligible for the Final Average Pay Formula, vesting requires five years of service. Subject to certain limitations imposed by law, Final Average Pay pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Qualified Plan using the Final Average Pay Formula are not subject to any deduction for Social Security or other offset amounts.

For participants eligible for the Cash Balance Formula, vesting requires three years of service. Cash Balance pensions are accounts established for each enrolled employee that grow each year with pay-based credits and interest based credits. Subject to certain limitations imposed by law, the pay based credit is a percent of compensation based on the employee’s “points”. Points are the sum of the employee’s age and service. The interest-based credit is the greater of the annual rate of interest on 30-year Treasury securities as specified by the Commissioner of Internal Revenue for the November immediately preceding the plan year or 3.09%. Benefits under the Qualified Plan using the Cash Balance Formula are not subject to any deduction for Social Security or other offset amounts.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Qualified Plan will be paid by the Company under its Supplemental Retirement Plan. The Supplemental Retirement Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Supplemental Retirement Plan are funded from the general assets of the Company.

A summary of the key provisions of the Qualified Plan is provided below:

•	Participation: Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•

Normal Retirement Benefits (Final Average Pay Formula): Normal retirement is at age 65 with 5 years of credited service. The Basic Formula is a Base Benefit equal to 1% of Average Monthly Compensation multiplied by years of Benefit Service plus an Excess Benefit equal to 0.65% of Average Monthly Compensation in excess of monthly Social Security Covered Compensation multiplied by years of Benefit Service (to a maximum of 35 years).

•

Normal Retirement Benefits (Cash Balance Formula): Normal retirement is at age 65 with 3 years of credited service. The Normal Retirement Benefit is an actuarially equivalent monthly benefit derived from the Cash Balance Account based on compensation limited to the applicable 401(a)(17) limitation plus an Excess Benefit equal to a Cash Balance Account based on compensation in excess of the applicable 401(a)(17) limitation.

•

Early Retirement Benefits (Final Average Pay Formula): Qualified benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Qualified benefits accrued prior to July 1, 2007 and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service, or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

•

Early Retirement Benefits (Cash Balance Formula): Qualified benefits can commence at any age in the form of an annuity that is the actuarial equivalent of the participant’s cash balance account, or as a single lump sum payment representing the value of the cash balance account.

Compensation is defined as regular earnings during the calendar year, including overtime payments and covered bonuses but excluding deferred and contingent compensation. For named executive officers, compensation includes salary and annual incentive awards paid under the CICP. For the Final Average Pay Formula, Social Security Covered Compensation is the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint-and-survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value, or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

The present value of accumulated pension benefits for each named executive officer is shown in column (d) of the Pension Benefits Table.

Potential Payments upon Termination or Change of Control

Except for the Agreements of Employment Following a Change of Control (“COC Agreements”) described in the Compensation Discussion and Analysis, the Company has not entered into employment agreements with any of the named executive officers. They participate in the same plans and are subject to the same treatment as all other salaried employees in the event of termination due to voluntary resignation, discharge for cause, involuntary separation, death and disability and retirement. This discussion therefore focuses solely on termination in the event of a change of control of the Company. The key provisions of the COC Agreements are described below, followed by a table that shows the amounts that the Company would pay or the benefits it would provide to each named executive officer in a change of control situation.

Key Provisions of COC Agreements: Each named executive officer has entered into a COC Agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control (“COC”). Key terms under the agreements include the following:

Executive Benefit	Description
Agreement Term and Amendment	• Agreement effective for two-year rolling term and renews automatically each year unless Company provides 60-day notice
• Employment period is two years
• Unless a COC occurs, the Agreement has no effect and employment is at will
Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within two years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to, but in contemplation of, a COC
• Payments are not triggered in the event of death, disability, cause or voluntary termination for other than good reason
Severance Benefits	• Three times base salary and target annual bonus (paid in lump sum)
• Three years of additional age and service credit for retirement purposes
• Three years of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
• Outplacement at a maximum cost of 10% of salary

•   Pro rata portion of target bonus for the year in which the COC occurs for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest (“Accrued Obligations”)

Executive Benefit	Description
Excise Tax Gross Up

•   Provided unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

• Benefit is only included in COC agreements entered into prior to 2010
Enforcement and Legal Fees	• Payable by Company unless a court determines that such payment was unjust
Definition of Key Terms	• COC:
1. the acquisition of 20% or more of the Company’s outstanding shares or voting securities
2. a turnover in a majority of the Company’s board members

3.      consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

4. consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
5. shareholder approval of liquidation or dissolution of the Company
• Cause: the willful illegal conduct, gross misconduct or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls
• Good Reason:
1. a material diminution of the executive’s authority or duties
2. a material diminution in base compensation
3. a material diminution in the budget over which authority is retained
4. a material change in geographic location at which services must be performed

Amounts Payable Under the COC Agreements: The table below reflects certain assumptions made in accordance with the SEC’s rules, namely that (a) the COC and termination of employment occurred on December 31, 2012, and (b) the value of a share of the Company’s common stock on December 31, 2012, the last trading day of the year, was $43.30. It includes the lump sum payments associated with the benefits described above, as well as the value of all equity awards for which vesting is accelerated as provided under the 2004 GATX Equity Incentive Compensation Plan. The table excludes the following payments and benefits that are not enhanced by the termination of employment following a COC:

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	stock options or SARs that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table;

•	performance shares that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table; and

•	the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the GATX Non-Contributory Pension Plan for Salaried Employees.

Name	Severance ($)	Bonus (Accrued Obligations) ($)(1)	SRP Payment ($)(2)	Gross-up Payment ($)	Accelerated Vesting of Equity Awards(3)			Outplacement ($)	Total Value ($)
					Options/ SARs ($)	Performance Shares ($)	Restricted Stock ($)
Brian A. Kenney	5,409,600	901,600	2,261,992	4,348,135	867,729	2,631,341	199,397	90,160	16,709,954
Robert C. Lyons	2,080,485	273,195	755,136	1,499,910	216,098	636,077	49,925	42,030	5,552,856
James F. Earl	2,848,860	391,020	1,712,079	3,013,604	315,611	845,216	83,742	55,860	9,265,992
Deborah A. Golden	1,725,615	204,105	408,820	1,096,835	140,200	439,495	39,749	37,110	4,091,929
Mary K. Lawler	1,388,250	154,250	81,876	838,732	126,463	303,100	34,207	30,850	2,957,728

(1)	Represents the executive’s current target bonus amount.

(2)	Represents the present value of the incremental portion of non-qualified pension benefits attributable to three additional years of age and service credit. For Final Average Pay Formula participants, this present value is determined using the discount rate specified in the COC Agreements instead of the GATX Non-Contributory Pension Plan for Salaried Employees. For Ms. Lawler, the only Cash Balance Formula participant, this present value is determined using the IRS lump sum interest rates in the GATX Non-Contributory Pension Plan for Salaried Employees.

(3)	Under the GATX 2004 Equity Incentive Compensation Plan, a termination following a change of control results in the accelerated vesting of all unvested stock option/SARs, restricted stock and performance share grants. Performance against goals is assumed to be at target with respect to performance shares.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
(a)	(b)	(c)	(h)
Anne L. Arvia	87,167	80,000	167,867
Deborah M. Fretz(4)	28,333	21,905	50,238
Ernst A. Häberli	83,833	80,000	163,833
Mark G. McGrath	82,500	80,000	162,500
James B. Ream	88,500	80,000	168,500
Robert J. Ritchie	77,500	80,000	157,500
David S. Sutherland	91,667	80,000	171,667
Casey J. Sylla	86,833	80,000	166,833
Paul G. Yovovich(5)	32,191	35,914	68,105

(1)	Under the Directors’ Deferred Fee Plan, the following directors deferred a portion of their meeting fees and/or cash retainer into phantom stock units during 2012: Mr. McGrath ($82,500), Mr. Ream ($12,000), Mr. Ritchie ($77,500) and Mr. Sutherland ($91,667). Ms. Fretz deferred a portion of her meeting fees and/or cash retainer totaling $14,167 into a cash account during 2012.

(2)

Each of Messrs. Häberli, McGrath, Ream, Sutherland and Sylla and Ms. Arvia received stock grants with grant date fair values of $19,167 on January 31 and $20,000 on April 30, July 31 and October 31. Ms. Fretz received stock grants with a grant date fair value of $19,167 on January 31 and $15,238 on April 30. Mr. Yovovich received stock grants with a grant date fair value of $2,581 on July 31 and $20,000 on October 31. These awards were fully vested upon grant, and the amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012, in accordance with Accounting Standards Codification (“ASC”) Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2012.

(3)	The aggregate number of GATX phantom stock units held on December 31, 2012, was: Ms. Arvia (9,071), Ms. Fretz (6,624), Mr. Häberli (13,185), Mr. McGrath (33,883), Mr. Ream (12,196), Mr. Ritchie (4,739), Mr. Sutherland (25,801), Mr. Sylla (22,342) and Mr. Yovovich (543).

(4)	Ms. Fretz retired from the Board on April 26, 2012.

(5)	Mr. Yovovich was appointed to the Board on July 20, 2012.

During 2012, the Company’s director compensation program consisted of the following elements and amounts shown in the table below:

2012 Director Compensation

Compensation Element	January 1 — December 31 ($)
Retainer (Annualized Amounts)
- Cash	55,000
- Phantom Stock	80,000
- Lead Director	10,000
- Audit Committee Chair	10,000
- Compensation Committee Chair	7,500
- Governance Committee Chair	5,000
Per Meeting Fees
- Board	1,500
- Committee (all committees)	1,500

Compensation reported in the Director Compensation Table reflects retainers and fees earned in 2012 based on actual meeting attendance. Prior to 2012, the Lead Director’s retainer was $30,000; however, the Lead Director was not paid for attending committee meetings. In 2012, the Lead Director’s retainer was reduced to $10,000 and he received meeting fees for each committee meeting he attended. Each director’s phantom stock account is credited with additional units representing dividends declared on the Company’s common stock based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of phantom stock units is made as soon as reasonably practical in shares of common stock equal in number to the number of units of phantom stock then credited to his or her account. Any fractional units are paid in cash.

The Company offers a Deferred Fee Plan in which non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees or both in the form of either cash or phantom stock units. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom stock, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, in accordance with his or her election/distribution form on file. Five directors participated in the Deferred Fee Plan in 2012.

The stock ownership target for non-employee directors is 5.0 times the annual cash retainer. New directors have five years following election to the Board to achieve this ownership target.

AUDIT AND OTHER RELATED FEES

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young in connection with (i) the audit of the annual financial statements set forth in the Company’s Annual Report on Form 10-K, (ii) the review of the interim financial statements in the Company’s Quarterly Reports on Form 10-Q, (iii) comfort letters, consents and other services related to SEC filings and (iv) related audit services provided to other subsidiaries of the Company were approximately $2,365,850 for 2011 and 2,321,918 for 2012. Audit fees also include the audit of the effectiveness of the Company’s internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of the Company’s financial statements were $122,000 for each of 2011 and 2012. In both years, the services performed related to employee benefit plan audits.

Tax Fees

The aggregate fees billed for professional services rendered for federal and international tax compliance, advice, and planning were $4,413 for 2011 and $17,316 for 2012.

All Other Fees

Fees for other professional services rendered by Ernst & Young were $1,995 for 2011 and $1,970 for 2012, primarily related to access and use of Ernst & Young’s online accounting research tool.

Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm prior to the engagement of the firm for such services. The Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and annually considers all audit services for pre-approval. Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit Committee a description of the audit-related, tax and other non-audit services which have been provided in the then current fiscal quarter pursuant to the authority previously granted. An estimate of such services expected to be provided in the immediately following quarter is presented for pre-approval, together with a joint statement as to whether, in the view of the Company and the independent registered public accounting firm, the request is consistent with the SEC’s rules on auditor independence. Any proposed changes to the estimate of services reviewed as part of the annual audit plan are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee of the Board of Directors are set forth in its Charter (the “Audit Committee Charter”). Such responsibilities include providing oversight of the Company’s financial accounting and reporting process through periodic meetings with the Company’s management, independent registered public accounting firm and internal auditors to review accounting, auditing, internal controls and financial reporting matters as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com.

The Audit Committee has the ultimate authority to select the Company’s independent registered public accounting firm, evaluate its performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on the Company’s management, including senior financial management, the Company’s internal audit staff and the Company’s independent registered public accounting firm.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles; that work is the responsibility of the Company’s management and its independent registered public accounting firm. In making its recommendation to the Board of Directors noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Audit Committee consists of the following members of the Company’s Board of Directors: Anne L. Arvia (Chair), James B. Ream, Robert J. Ritchie, Casey J. Sylla and Paul G. Yovovich, each of whom is an “independent director” under the NYSE Listing Standards applicable to Audit Committee members. The Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise. In addition, the Board of Directors has determined that Ms. Arvia and Messrs. Ream, Ritchie, Sylla and Yovovich meet the Securities and Exchange Commission’s criteria of an audit committee financial expert.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee has discussed with Ernst & Young, the Company’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61 (SAS 61), Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of the Company’s accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has received from Ernst & Young the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3256, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with Ernst & Young its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in GATX’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Anne L. Arvia (Chair)

James B. Ream

Robert J. Ritchie

Casey J. Sylla

Paul G. Yovovich

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the directors and named executive officers and by directors and executive officers as a group:

Name Of Beneficial Owner	Shares of Common Stock Beneficially Owned as Of March 1, 2013 (1) (2)
Anne L. Arvia	9,902
James F. Earl	158,027
Deborah A. Golden	63,805
Ernst A. Häberli	13,731
Brian A. Kenney	432,826
Mary K. Lawler	38,168
Robert C. Lyons	104,562
Mark G. McGrath	34,984
James B. Ream	17,801
Robert J. Ritchie	7,679
David S. Sutherland	37,006
Casey J. Sylla	22,952
Paul G. Yovovich	3,177
All Directors and Executive Officers as a group	1,136,431

(1)	Includes (i) units of phantom common stock credited to the accounts of individuals and payable in shares of common stock following retirement from the Board as follows: Ms. Arvia (9,587); Mr. Häberli (13,731); Mr. McGrath (34,984); Mr. Ream (12,801); Mr. Ritchie (5,679); Mr. Sutherland (27,006); Mr. Sylla (22,952); Mr. Yovovich (1,163) and directors as a group (127,902); (ii) shares which may be obtained by exercise of previously granted options or SARs within 60 days of March 1, 2013, by Mr. Earl (107,566); Ms. Golden (48,599); Mr. Kenney (336,133); Ms. Lawler (30,100); Mr. Lyons (74,899); and directors and executive officers as a group (723,660).

(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom common stock, restricted common stock and option grants. None of the directors or named executive officers owned 1% or more of the Company’s outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 2.4% of the Company’s outstanding shares of common stock. No director or executive officer owns any shares of Preferred Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The entities listed below are the only persons known to the Company to beneficially own more than 5% of the Company’s common stock. To the Company’s knowledge, except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Percentage of beneficial ownership is based on 46,935,693 shares outstanding as of March 1, 2013.

Name And Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock
State Farm Mutual Automobile Insurance Company(1)	6,399,500	13.63
One State Farm Plaza Bloomington, Illinois 61710

GAMCO Investors, Inc.(2)	5,550,201	11.83
One Corporate Center Rye, New York 10580

Dimensional Fund Advisors LP(3)	3,690,056	7.86
Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746

BlackRock, Inc.(4)	3,106,216	6.62
40 East 52nd Street New York, New York 10022

The Vanguard Group, Inc.(5)	2,446,504	5.21
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Wellington Management Company, LLP(5)	2,386,583	5.08
280 Congress Street Boston, Massachusetts 02210

(1)	Based on a Schedule 13G amendment filed with the SEC on February 7, 2013. Consists of (i) 3,336,000 shares held by State Farm Mutual Automobile Insurance Company, (ii) 882,800 shares held by State Farm Fire and Casualty Company, (iii) 258,900 shares held by State Farm Investment Management Corp., (iv) 1,608,000 shares held by State Farm Insurance Companies Employee Retirement Trust and (iv) 313,800 shares held by State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. Each of the foregoing entities expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of common stock.

(2)

Based on a Schedule 13D amendment filed with the SEC on April 11, 2011 and Schedule 13F filings by GAMCO Investors, Inc. and Gabelli Funds LLC with the SEC on February 13, 2013. Consists of (i) 3,601,501 shares held by GAMCO Asset Management Inc., (ii) 1,912,000 shares held by Gabelli Funds, LLC and (iii) 9,200 shares held by Mario Gabelli. Includes the 27,500 shares of common stock issuable upon conversion of all of the shares of GATX Corporation $2.50 cumulative convertible preferred stock held by GAMCO Asset Management Inc. and Gabelli Funds, LLC. GAMCO Investors, Inc. (“GAMCO”) and certain of its affiliated entities have sole voting and dispositive power with respect to the reported shares, except that (i) GAMCO does not have the authority to vote 204,754 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in GATX and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations and (iv) the power of Mario Gabelli and GAMCO is indirect with respect to securities beneficially owned directly by other reporting persons. GAMCO and certain of its affiliated entities may be deemed to constitute a “group” under the regulations of the SEC with regard to beneficial ownership of these shares of common stock, however, GAMCO and each of these affiliated entities do not admit that they constitute a group.

(3)	Based on a Schedule 13G amendment filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all shares reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Based on a Schedule 13G amendment filed with the SEC on February 6, 2013. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. No one person’s interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock.

(5)	Based on a Schedule 13G filed with the SEC on February 13, 2013. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,076 shares of GATX stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,800 shares of GATX stock as a result of its serving as investment manaer of Australia investment offerings. The Vanguard Group, Inc. and certain of its affiliated entities (collectively, “Vanguard”) have sole voting and dispositive power with respect to the reported shares, except that (i) Vanguard shares voting power with respect to 2,413,628 of the reported shares and (ii) Vanguard shares dispository power with respect to 31,076 of the reported shares.

(6)	Based on a Schedule 13G filed with the SEC on February 14, 2013. Wellington Management Company, LLP (“Wellington”), in its capacity as an investment adviser, may be deemed to beneficially own 2,386,583 shares which are held of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of the number of outstanding shares of GATX stock. Wellington does not have sole voting power with respect to any of the reported shares but has shared voting power with respect to 2,009,983 shares.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied during fiscal year 2012.

Shareholder Proposals

2013 Annual Meeting Proposals

GATX was not notified of any shareholder proposals for the upcoming 2013 Annual Meeting. In the event that a shareholder proposal is made at the Annual Meeting, the Company may exercise its discretionary voting authority under the proxies it solicits to vote in accordance with its best judgment on any such proposal.

2014 Annual Meeting Proposals

Any shareholder proposal for inclusion in the Company’s proxy materials for the 2014 Annual Meeting pursuant to SEC Rule 14a-8 under the Exchange Act must be received by the Company’s Corporate Secretary at the address set forth in this Proxy Statement no later than November 15, 2013. Any proposal may be included in next year’s proxy statement only if such proposal complies with the Company’s Amended and Restated By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8. Nothing in this section shall be deemed to require the Company to include, in its proxy materials relating to any annual meeting, a shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, the Company’s Amended and Restated By-laws require that the Company be given advance written notice of nominations for election to the Board of Directors and other matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). For matters to be presented at the 2014 Annual Meeting, the Company’s Corporate Secretary must receive such notice at the address set forth in this Proxy Statement no earlier than December 27, 2013, and no later than January 26, 2014. The notice must contain, and be accompanied by, certain information as specified in the Company’s Amended and Restated By-Laws. The Company recommends that any shareholder wishing to nominate a director at, or bring any other item before, an annual meeting of shareholders review the Company’s Amended and Restated By-Laws, which are available under Corporate Governance in the Investor Relations section of the Company’s website at www.gatx.com.

Other Matters

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

By order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

EXHIBIT A

GATX CORPORATION

DIRECTOR INDEPENDENCE STANDARD

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such firm and who works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

The director is a partner of a firm providing tax, accounting, legal or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•

The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

•

The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

•

The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

A-1

EXHIBIT B

GATX CORPORATION

Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial performance measures computed using non-GAAP components as defined by the U.S. Securities and Exchange Commission. GATX has provided a reconciliation of those non-GAAP components to the most directly comparable GAAP components. Financial measures referenced in this Proxy Statement are meant to provide additional information and insight into the historical operating results and financial position of the Company. Management uses these measures in analyzing GATX’s financial performance from period to period and in making compensation decisions. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

GATX presents the financial measures of return on equity and net income that exclude the effect of Tax Adjustments and Other Items. Management believes that excluding these items facilitates a more meaningful comparison of financial performance between years and provides transparency into the operating results of GATX’s businesses.

Glossary of Key Terms

•

Non-GAAP Financial Measures — Numerical or percentage based measures of a company’s historical performance, financial position or liquidity calculated using a component different from that presented in the financial statements as prepared in accordance with GAAP.

•	Net Income, excluding Tax Adjustments and Other Items — Earnings in 2011 and 2012 included certain items that GATX believes are not necessarily related to its ongoing business activities.

•	Return on Equity — Net income divided by average shareholders’ equity.

•	Return on Equity Excluding Tax Adjustments and Other Items — Net income excluding Tax Adjustments and Other Items divided by average shareholders’ equity.

Reconciliation

The following table presents Shareholders Equity as of December 31 (in millions):

	2012	2011	2010
Shareholders’ Equity	1,244.2	1,127.3	1,113.7

B-1

The following table presents Net Income, excluding Tax Adjustments and Other Items for the years ended (in millions, except return on equity data):

	2012	2011
Net Income, as reported	$137.3	$110.8
Tax adjustments (a)	(24.0)	(8.9)
Losses (Gains) on AAE Interest rate swaps (net of tax) (b)	20.5	(0.2)
Litigation recoveries (no tax effect in 2011) (c)	—	(3.2)
Leveraged lease adjustment (net of tax) (d)	—	(3.5)

Net Income, excluding Tax Adjustments and Other Items	$133.8	$95.0

Return on equity, as reported	11.6%	9.9%
Return on equity, excluding Tax Adjustments and Other Items	11.3%	8.5%

(a)	In 2012, tax adjustments included a $0.7 million deferred expense due to an enacted rate increase in Ontario, Canada, $4.6 million of benefits due to statutory rate decreases in the United Kingdom for certain GATX affiliates, $15.5 million of previously unrecognized tax benefits resulting from the expiration of the applicable statute of limitations, and $4.6 million of benefits attributable to the utilization of foreign tax credit carry-forwards. In 2011, tax adjustments included a $4.1 million deferred tax benefit attributable to a reduction in statutory tax rates in the United Kingdom for certain GATX affiliates and $4.8 million of benefits primarily attributable to the reversal of accruals resulting from the close of a domestic tax audit.

(b)	Realized and unrealized losses (gains) on interest rate swaps at AAE Cargo AG, a European-based freight car lessor in which GATX holds a 37.5% interest.

(c)	Reserve release related to the favorable resolution of litigation matters.

(d)	Gain related to a leveraged lease adjustment.

B-2

EXHIBIT C

Location of the

2013 Annual Meeting of the

Shareholders of GATX Corporation

The Northern Trust Company, 50 S. LaSalle Street, Chicago, Illinois

The Annual Meeting will be held in the Assembly Room, Sixth Floor, of The Northern Trust Company, which is located at 50 S. LaSalle Street on the northwest corner of the intersection of LaSalle and Monroe Streets in Chicago, Illinois.

C-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2013.

Vote by Internet
• Go to www.envisionreports.com/GMT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR	+
DIRECTOR IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS: Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Anne L. Arvia	☐	☐	☐	04 - Mark G. McGrath	☐	☐	☐	07 - David S. Sutherland	☐	☐	☐

	02 - Ernst A. Häberli	☐	☐	☐	05 - James B. Rearn	☐	☐	☐	08 - Casey J. Sylla	☐	☐	☐

	03 - Brian A. Kenney	☐	☐	☐	06 - Robert J. Ritchie	☐	☐	☐	09 - Paul G. Yovovich	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013	☐	☐	☐	3.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

	In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.envisionreports.com/GMT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GATX Corporation

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2013

THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden, and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 26, 2013, at 9:00 a.m., and at any adjournment thereof, on all matters coming before said meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all the nominees for director in proposal 1, and FOR proposals 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

(Continued and to be marked, dated, and signed, on the other side.)